Exhibit 3.0

ARTICLES OF DOMESTICATION

Pursuant to W.S. 17-16-1801 of the Wyoming Business Corporation Act, the undersigned hereby applies for a Certificate of Domestication of a foreign corporation and for that purpose submits Articles of Domestication:

ARTICLE 1

DOMESTICATION

1.

Corporation Name:   GENESIS FINANCIAL, INC.

2.

Incorporated under the laws of Washington State.

3.

Date of Incorporation:   January 24, 2002

4.

Period of Duration:   Perpetual

5.

Mailing Address of the corporation:  3773 W. Fifth Ave., Ste. 301, Post Falls, ID 83854

6.

Principal Office Address:  3773 W. Fifth Ave., Ste. 301, Post Falls, ID 83854

7.

Name of physical address of its registered agent:  InCorp Services, Inc., 1621 Central

Ave., Cheyenne, WY 82001

8.

Purpose or purposes of the corporation which it proposes to pursue in the transaction of business in Wyoming:

(a)  To engage in all aspects of the secondary mortgage markets,  and such other financial services or related businesses as the Board of Directors of the Corporation shall, from time to time determine.

(b)  When deemed appropriate  by the Board of Directors of the Company, to engage in any business,  trade or activity which may lawfully be conducted by a corporation organized under the Wyoming Business Corporation Act.

(c)  To engage in all such activities as are incidental or conducive to the attainment of the purposes of this corporation or any of them  and to exercise any and all powers authorized or permitted to be done by a corporation under any laws that may be now or hereafter applicable or available to this corporation.

These purposes shall be broadly construed as the purposes and powers of the corporation, and the matters expressed in each clause shall not be limited or restricted by reference to or inference from the terms of any other clauses. Nothing contained in these clauses shall be deemed  in any way to limit or exclude any power, right or privilege given to this corporation by law or otherwise.

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9.

Names and usual business addresses of its current officers and directors:

Office

Name

Address

President:

John Coghlan

3773 W. Fifth Ave., Ste. 301, Post Falls, ID 83854

Vice Pres:

N/A

Secretary:

Michael Kirk

3773 W. Fifth Ave., Ste. 301, Post Falls, ID 83854

Treasurer:

Virginia Walters

3773 W. Fifth Ave., Ste. 301, Post Falls, ID 83854

Director:

 John R. Coglan

3773 W. Fifth Ave., Ste. 301, Post Falls, ID 83854

Director:

Virginia Walters

3773 W. Fifth Ave., Ste. 301, Post Falls, ID 83854

Director:

Clint Lohman

3773 W. Fifth Ave., Ste. 301, Post Falls, ID 83854

Director:

Michael Lavigne

3773 W. Fifth Ave., Ste. 301, Post Falls, ID 83854

Director:

Michael Kirk

3773 W. Fifth Ave., Ste. 301, Post Falls, ID 83854

The number of directors constituting the Board of Directors of this corporation may be increased or decreased from time to time in the manner specified in the Bylaws of this corporation: provided, however, that the number shall not be less than one (1) director or more than seven (7). In the case of a vacancy in the Board of Directors because of a director's resignation, removal, or other departure from the board, or because of an increase in the number of directors, the remaining directors, by majority vote, may elect a successor to hold office for the unexpired term of the director whose position is vacant, and until the election and qualification of a successor.

10.

The aggregate number of shares or other ownership units which it has the authority to

issue, itemized by classes, par value of shares, shares without par value and series, within   a class:  See Article 2 below.

11.

The aggregate number of issued shares or other ownership units itemized by classes, par value of shares, shares without par value and series, if any, within a class:

Class:  Common shares issued:  16,198,870 par value $0.001 per share

Class:  Preferred shares issued:  None

Class:  Preferred Series A issued: None

Class:  Preferred Series B issued: None

12.

The corporation accepts the constitution of the state of Wyoming in compliance with the requirement of Article 10, Section 5 of the Wyoming Constitution.

ARTICLE 2

SHARES

This corporation shall have authority to issue two classes of stock, designated as Common Stock and Preferred Stock.

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The total number of shares of Common Stock that the corporation will have authority to issue is One Hundred Million (100,000,000). Each share of Common Stock shall have a par value of  0.001 per share. All of the Common Stock authorized herein shall have equal voting rights and powers without restrictions in preference.

The total number of shares of Preferred Stock that the corporation will have authority to issue is Ten Million (10,000,000). Each share of Preferred Stock will have a stated value of $0.001 per share. The authorized but unissued shares of Preferred Stock may be divided into, and issued in, designated series, from time to time, by one or more resolutions of adopted by the Board of Directors. The Directors, in their sole discretion, shall have the power to determine the relative powers, preferences, and rights of each series of preferred stock.

SERIES "A" PREFERRED SHARES

The first series of preferred stock shall be designated series a cumulative preferred stock, and shall consist of 100,000 shares with a designated par value of $10.00 per share. The relative rights and preferences, and the qualifications, limitations, and/or restrictions of the series a cumulative preferred stock are as follows:

1.

Certain definitions. Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this resolution, the meanings herein specified.

a.

Common stock means all shares now or hereafter authorized of any class of common stock of the corporation and any other stock of the corporation, howsoever designated, authorized after the issue date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the corporation without limit as to per share amount.

b.

Dividend payment date means march 31, June 30, September 30

And December 31 of each year, beginning on the last day of the first full quarter in which the first shares of preferred Stock are issued.

c.

Dividend period means (a) the period beginning on the issue date and ending on the first dividend payment date and (b) each quarterly period between dividend payment dates.

d.

Issue date means the date that shares of preferred stock are first issued by the corporation.

e.

Junior stock means (a) for purposes of paragraph 2 below, the common stock and any other class or series of stock of the corporation not entitled to receive any dividends in any dividend period unless all dividends required to have been paid or declared and set apart for payment on the preferred stock shall have been so paid or declared and set apart for payment and (b) for purposes of paragraph 3 below, any class or series of stock of the corporation not entitled to receive any assets upon the liquidation, dissolution or winding up of the affairs of the corporation until the preferred stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

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f.

Liquidation preference means, on any date, the sum of $10.00 per share of preferred stock.

g.

Parity stock means (a) for purposes of paragraph 2 below, any other class or series of stock of the corporation entitled to receive payment of dividends on a parity with the preferred stock and (b) for purposes of paragraph 3 below, any other class or series of stock of the corporation entitled to receive assets upon the liquidation, dissolution or winding up of the affairs of the corporation on a parity with the preferred stock.

h.

Record date means, with respect to the dividend payable on March 31, June 30, September 30 and December 31, respectively, of each year, the preceding March 15, June 15, September 15 and December 15, or such other record date designated by the board of directors of the corporation with respect to the dividend payable on such respective dividend payment date.

i.

Redemption agent shall have the meaning set forth in subparagraph 4(d) below.

j.

Redemption date means the date fixed for redemption of the preferred stock pursuant to paragraph 4 below or, if the corporation shall default in the payment of the redemption price on such date, the date the corporation actually makes such payment.

k.

Redemption price means the price to be paid upon redemption of the preferred stock, as determined in accordance with  Paragraph 4 below.

l.

Senior stock means (a) for purposes of paragraph 2 below, any class or series of stock of the corporation issued after the issue date ranking senior to the preferred stock in respect of the right to receive dividends, and (b) for purposes of paragraph 3 below, any class or series of stock of the corporation issued after the issue date ranking senior to the preferred stock in respect of the right to receive assets upon the liquidation, dissolution or winding up of the affairs of the corporation.

m.

Subscription price means $10.00 per share.

n.

Subsidiary means (a) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by the corporation, or by One or more subsidiaries, or by the corporation and one or more subsidiaries, (b) a partnership of which the corporation, or one or more other subsidiaries, or the corporation and one or more subsidiaries, directly or indirectly, is the general partner and has the power to direct the policies management and affairs or (c) any other person (other than a corporation) in which the corporation, or one or more subsidiaries, or the corporation and one or more subsidiaries, directly or indirectly, has at least a majority ownership interest and power to direct the policies, management and affairs thereof.

2.

Dividends.

a.

Dividend rate. Subject to the prior preferences and other rights of any senior stock, the holders of preferred stock shall be entitled to receive, out of funds legally available for that purpose, cash dividends at the rate of eight percent (8%) per annum (the "dividend rate"). Such dividends shall be cumulative from the issue date and shall be payable in arrears, when and as declared by the board of directors, on each dividend payment date, provided that if any such payment date is not a business day then such dividend shall be payable on the next business day. The dividends

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per share of preferred stock for any full quarterly period shall be computed by multiplying the dividend rate for such dividend period by the liquidation preference per share and dividing the result by four. Dividends payable for any period less than a in full to the holders of any senior stock and parity stock of all amounts to which such holders shall be entitled, the remaining assets and funds of the corporation shall be distributed among the holders of junior stock, according to their respective shares and priorities. If, upon any such liquidation, dissolution or other winding up of the affairs of the corporation, the net assets of the corporation distributable among the holders of all outstanding shares of the preferred stock full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed for any period less than one month.

Dividends shall be paid to the holders of record of the preferred stock as their names appear on the share register of the corporation on the corresponding record date. Dividends on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any dividend payment date, to holders of record on such date, not exceeding fifty (50) days preceding the payment date thereof, as may be fixed by the board of directors.

b.

Partial distributions. If full cash dividends are not paid or made available to the holders of all outstanding shares of preferred stock and of any parity stock, and funds available shall be insufficient to permit payment in full in cash to all such holders of the preferential amounts to which they are then entitled, the entire amount available for payment of cash dividends shall be distributed among the holders of the preferred stock and of any parity stock ratably in proportion to the full amount to which they would otherwise be respectively entitled, and any remainder not paid in cash to the holders of the preferred stock shall cumulate as provided in subparagraph 2(c) below.

c.

Cumulative Effect. If, on any dividend payment date, the holders of the preferred stock shall not have received the full dividends provided for in the other provisions of this paragraph 2, then such dividends shall cumulate, whether or not earned or declared, with additional dividends thereon for each succeeding full dividend period during which such Dividends shall remain unpaid. Unpaid dividends for any period less than a full dividend period shall cumulate on a Day-to-day basis and shall be computed on the basis of a 360-day year.

d.

Restriction on payments to others. So long as any shares of preferred stock shall be outstanding, the corporation shall not (i) declare or pay any dividend or make any distribution on any junior stock, whether in cash, property or otherwise (other than dividends payable in shares of the class or series upon which such dividends are declared or paid, or payable in shares of common stock with respect to junior stock other than common stock), or (ii) purchase or redeem, or permit any subsidiary to purchase or redeem any junior stock, or pay or make available any monies for a sinking fund for the purchase or redemption of any junior stock, unless all dividends to which the holders of preferred stock shall have been entitled for all previous dividend periods shall have been paid or declared and a sum of money sufficient for the payment thereof set apart.

3.

Distributions upon liquidation, dissolution or winding up. Upon any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the corporation, subject to the prior preferences and other rights of any senior stock, but before any distribution or payment shall be made to the holders of junior stock, the holders of the preferred stock shall be entitled to be paid, to the extent possible: (a) the liquidation preference on the date of determination, and (b) the amount of any cumulated dividends then owing. If such payment shall have been made in full to the holders of the preferred stock, and if payment shall have been made and of any parity stock shall be insufficient

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to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the corporation remaining after the distributions to holders of any senior stock of the full amounts to which they may be entitled shall be distributed among the holders of the preferred stock and of any parity stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the corporation into or with another corporation or corporations, nor the sale of all or substantially all of the assets of the corporation to another corporation or corporations shall be deemed a liquidation, dissolution or winding up of the affairs of the corporation within the meaning of this paragraph 3.

4.

Redemption by the Corporation.

a.

Optional redemption. The preferred stock shall not be redeemed in whole or in part prior to December 31, 2004. On and after December 31, 2004, the preferred stock may be redeemed by the corporation in cash at any time in whole or (except as set forth below), from time to time in part, at the option of the corporation, at a redemption price per share 105% of the liquidation preference.

The corporation shall not redeem less than all of the outstanding shares of preferred stock pursuant to this subparagraph 4(a) above at any time unless all cumulative dividends on the preferred stock for all previous quarterly dividend periods have been paid or declared and funds set apart for payment of any declared but unpaid dividends.

b.

Mandatory redemption. The corporation shall redeem all outstanding shares of preferred stock on December 31, 2008, at an amount per share equal to 105% of the liquidation Preference thereof, on the redemption date.

c.

Redemption notice. A redemption notice shall be sent by or on behalf of the corporation, by first class mail, postage prepaid, to the holders of record of the shares to be redeemed at their respective addresses as they shall appear on the records of the corporation, not less than thirty (30) days nor more than sixty (60) days prior to the redemption date (i) notifying such holders of the election of the corporation to redeem such shares and of the date of redemption, (ii) stating the place or places at which the shares called for redemption shall, upon presentation and surrender of the certificates evidencing such shares, be redeemed, and the redemption price therefor, and (iii) stating the name and address of the redemption agent, and the name and address of the Corporation's transfer agent for the preferred stock. The corporation may act as the transfer agent for the preferred stock. If less than all of the outstanding shares of preferred stock are to be redeemed, such shares shall be redeemed pro rata or by lot as determined by the board of directors in its sole discretion.

d.

Redemption agent. The corporation may act as the redemption agent to redeem the preferred stock. The corporation or such other entity selected by the company to act as its agent in the redemption is hereinafter referred to as the "redemption agent" prior to any redemption, the corporation shall deliver to the redemption agent irrevocable written instructions authorizing the redemption agent, on behalf and at the expense of the corporation, to cause such notice of redemption to be duly mailed as herein provided as soon as practicable after receipt of such irrevocable instructions and in accordance with the above provisions. All funds necessary for the redemption shall be deposited with the redemption agent in trust at least two business days prior to the redemption date, for the pro rata benefit of the holders of the shares so called for redemption. Neither failure to mail any such notice to one or more such holders nor any defect in any notice shall affect the sufficiency of the proceedings for redemption as to other holders.

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e.

Shareholder rights in redemption. If a redemption notice shall have been given as hereinbefore provided, and the corporation shall not default in the payment of the redemption price, then each holder of shares called for redemption shall be entitled to all preferences and relative and other rights accorded by this resolution until and including the redemption date. From and after the redemption date the shares called for redemption shall no longer be deemed to be outstanding, and all rights of the holders of such shares shall cease and terminate, except the right of the holders of such shares, upon surrender of certificates therefore, to receive amounts to be paid hereunder.

f.

Deposit of redemption funds. The deposit of monies in trust with the redemption agent shall be irrevocable except that the corporation shall be entitled to receive from the redemption agent the interest or other earnings, if any, earned on any monies so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings, and any balance of monies so deposited by the corporation and unclaimed by the holders of the preferred stock entitled thereto at the expiration of two years from the redemption date shall be repaid, together with any interest or other earnings thereon, to the corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the corporation shall look only to the corporation for such payment, without interest.

5.  Voting rights.

a.

Generally. The holders of preferred stock shall have no voting rights except as set forth herein or as required by law.

b.

Certain actions. Without the consent of the holders of at least a majority of the shares of preferred stock then outstanding, given by consent in writing or by vote at a meeting of stockholders called for such purpose, the corporation will not:

i.  Increase the authorized number of shares of preferred stock;

ii.  Create, issue or increase the authorized number of shares of any other class of parity stock or senior stock;

iii.  Amend, alter or repeal any provision of the certificate of incorporation or this certificate if such action could adversely affect the rights, preferences or privileges of the preferred stock;

iv.  Merge or consolidate with or into any other person, or sell substantially all of its assets or business to any other person, except that the corporation may merge with any other person if the corporation is the entity surviving such merger and such merger does not adversely affect the rights, preferences and privileges of the preferred stock.

6.

Capital. On any redemption of preferred stock, the corporation's capital shall be reduced by an amount equal to the subscription price multiplied by the number of shares of preferred stock redeemed on such date. The provisions of this paragraph 6 shall apply to all certificates representing preferred stock whether or not all such certificates have been surrendered to the corporation.

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7.

Exclusion of other rights. Except as may otherwise be required by law, the shares of preferred stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the corporation's certificate of incorporation. The shares of preferred stock shall have no preemptive or subscription rights.

8.

Headings of subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

9.

Severability of provisions. If any right, preference or limitation of the preferred stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

10.

Status of reacquired shares. Shares of preferred stock which have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the state of Wyoming) have the status of authorized and unissued shares of preferred stock issuable in series and, subject to the provisions hereof, may be redesignated and reissued.

SERIES "B" PREFERRED SHARES

The second series of Preferred Stock will be designated Series "B" Preferred Stock and will consist of 2,290,000 shares with a designated par value of $1.00 per share.  The relative rights and preferences and the qualification and limitations and, or restrictions of the Series "B" Preferred Stock are as follows:

1.

Definitions.  For purposes of this, the following definitions will apply:

(a)

“Conversion Price”: Series B Preferred Stock will mean $0.40 per share (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(b)

“Convertible Securities” will mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(c)

“Corporation” will mean Genesis Financial, Inc.

(d)

“Distribution” will mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation by the Corporation or its subsidiaries for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in

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agreements providing for such right, (iii) repurchase of capital stock of the Corporation in connection with the settlement of disputes with any stockholder, and (iv) any other repurchase or redemption of capital stock of the Corporation approved by the holders of the Common and Preferred Stock of the Corporation voting as separate classes.

(e)

“Dividend Rate”: The Series A Preferred Stock will mean an annual rate of $0.0225 per share (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(f)

“Liquidation Preference”: For the Series B Preferred Stock will mean $1.00 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(g)

 “Options” will mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(h)

“Original Issue Price”; For the Series "B" Preferred Stock will mean $1.00 per share (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein.

(i)

 “Preferred Stock” will mean the Series "B" Preferred Stock.

(j)

“Recapitalization” will mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

2.

Dividends.

(a)

Preferred Stock.  In any calendar year, the holders of outstanding shares of Preferred Stock will be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for such shares of Preferred Stock, payable in preference and priority to any declaration or payment of any Distribution on Common Stock of the Corporation in such calendar year.  No Distributions will be made with respect to the Common Stock unless dividends on the Preferred Stock have been declared in accordance with the preferences stated herein and all declared dividends on the Preferred Stock have been paid or set aside for payment to the Preferred Stock holders.  The right to receive dividends on shares of Preferred Stock will not be cumulative, and no right to dividends will accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared or paid.  Payment of any dividends to the holders of Preferred Stock will be on a pro rata, pari passu basis in proportion to the Dividend Rates for each series of Preferred Stock, if multiple series are outstanding.

(b)

Common Stock.  Dividends may be paid on the Common Stock when, as and if declared by the Board of Directors, subject to the prior dividend rights of the Preferred Stock.

(c)

Non-Cash Distributions.  Whenever a Distribution provided for in this Section 2 will be payable in property other than cash, the value of such Distribution will be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

3.

Liquidation Rights.

(a)

Liquidation Preference.  In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Preferred Stock will be

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entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount per share for each share of Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Preferred Stock, or such lesser amount as may be approved by the holders of the majority of the outstanding shares of Preferred Stock. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a), then the entire assets of the Corporation legally available for distribution will be distributed with equal priority and pro rata among the holders of the Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a).

(b)

Remaining Assets.  After the payment to the holders of Preferred Stock of the full preferential amounts specified above, the entire remaining assets of the Corporation legally available for distribution by the Corporation will be distributed with equal priority and pro rata among the holders of the Preferred Stock and Common Stock in proportion to the number of shares of Common Stock held by them, with the shares of Preferred Stock being treated for this purpose as if they had been converted to shares of Common Stock at the then applicable Conversion Rate.

(c)

Shares not Treated as Both Preferred Stock and Common Stock in any Distribution.  Shares of Preferred Stock will not be entitled to be converted into shares of Common Stock in order to participate in any Distribution, or series of Distributions, as shares of Common Stock, without first foregoing participation in the Distribution, or series of Distributions, as shares of Preferred Stock.

(d)

Valuation of Non-Cash Consideration.  If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets will be their fair market value as determined in good faith by the Board of Directors, except that any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation will be valued as follows:

(i)

if the securities are then traded on a national securities exchange, then the value of the securities will be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending five (5) trading days prior to the Distribution;

(ii)

if the securities are actively traded over-the-counter, then the value of the securities will be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the Distribution.

In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date will be deemed to be the date such transaction closes.

4.

Conversion.  The holders of the Preferred Stock will have conversion rights as follows:

(a)

Right to Convert.  Each share of Preferred Stock will be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the

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relevant series by the Conversion Price for such series.  (The number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for each such series.)   The initial Conversion rate is 2.5 (1.00 ÷  0.40 = 2.5) shares of Common Stock for each share of Series "B" Preferred Stock, subject to adjustment as provided herein.   Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 4, the Conversion Rate for such series will be appropriately increased or decreased.

(b)

Automatic Conversion.  Each share of Preferred Stock will automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Corporation’s Common Stock, provided that the offering price per share is not less than $1.20 (as adjusted for Recapitalizations) and the aggregate gross proceeds to the Corporation are not less than $20,000,000 or (ii) upon the receipt by the Corporation of a written request for such conversion from the holders of a majority of the Preferred Stock then outstanding (voting as a single class and on an as-converted basis), or, if later, the effective date for conversion specified in such requests (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”).

(c)

Mechanics of Conversion.  No fractional shares of Common Stock will be issued upon conversion of Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation will pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors.  For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock will be aggregated, and any resulting fractional share of Common Stock will be paid in cash.  Before any holder of Preferred Stock will be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he will either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and will give written notice to the Corporation at such office that he elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock will be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation will not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.  On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock will be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock will not have been surrendered at the office of the Corporation, that notice from the Corporation will not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock will not then be actually delivered to such holder.

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The Corporation will, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder will be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock.  Such conversion will be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion will be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale, financing, or liquidation of the Corporation or other event, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock will not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

(d)

Adjustments to Conversion Price for Diluting Issues.

(i)

Special Definition.  For purposes of this paragraph 4(d), “Additional Shares of Common” will mean all shares of Common Stock issued (or, pursuant to paragraph 4(d)(iii), deemed to be issued) by the Corporation after the filing of this Certificate of Designation, other than issuances or deemed issuances of:

(1)

shares of Common Stock and options, warrants or other rights to purchase Common Stock issued to employees, officers or directors of, or consultant or advisors to the Corporation or any subsidiary pursuant to restricted stock purchase agreements, stock option plans or similar arrangements not to exceed 3,000,000 (as adjusted for Recapitalizations) shares of or options, warrants or other rights to purchase Common Stock net of any stock repurchases or expired or terminated options pursuant to the terms of any option plan, restricted stock purchase agreement or similar arrangement;

(2)

shares of Common Stock issued upon the exercise or conversion of Options or Convertible Securities outstanding as of the date of the filing of these Articles of Domestication or upon the exercise or conversion of Options or Convertible Securities counted against the limits set forth in sub-paragraph 4(d)(i)(1) above;

(3)

shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to paragraph 4(e), 4(f) or 4(g) hereof;

(4)

shares of Common Stock issued in a registered public offering under the Securities Act pursuant to which all outstanding shares of Preferred Stock are automatically converted into Common Stock pursuant to an Automatic Conversion Event;

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(5)

shares of Common Stock issued or issuable pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors;

(6)

shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions pursuant to a debt financing or commercial leasing transaction approved by the Board of Directors;

(7)

shares of Common Stock issued or issuable in connection with any settlement of any action, suit, proceeding or litigation approved by the Board of Directors;

(8)

shares of Common Stock issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors; and

(9)

shares of Common Stock issued or issuable to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors;

(ii)

No Adjustment of Conversion Price.  No adjustment in the Conversion Price of a particular series of Preferred Stock will be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to paragraph 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Preferred Stock.

(iii)

Deemed Issue of Additional Shares of Common. In the event the Corporation at any time or from time to time after the date of the filing of this Certificate of Designation will issue any Options or Convertible Securities or will fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, will be deemed to have been issued as of the time of such issue or, in case such a record date will have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

(1)

no further adjustment in the Conversion Price of any series of Preferred Stock will be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(2)

if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible

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Securities such as this Section 4(d) or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Sections 4(e), 4(f) and 4(g) hereof), the Conversion Price of each series of Preferred Stock and any subsequent adjustments based thereon will be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(3)

no readjustment pursuant to clause (2) above will have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(4)

upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which will not have been exercised, the Conversion Price of each Series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon will, upon such expiration, be recomputed as if:

(a)

in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(b)

in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(5)

if such record date will have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date will be canceled as of the close of business on such record date, and thereafter the Conversion Price will be adjusted pursuant to this paragraph 4(d)(iii) as of the actual date of their issuance.

(iv)

Adjustment of Conversion Price Upon Issuance of Additional Shares of Common.  In the event this Corporation will issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to paragraph 4(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect on the date of and immediately prior to such issue, then, the Conversion Price of the affected series of Preferred Stock will be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which will be the number of shares of Common Stock outstanding immediately prior to

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such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which will be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued.  Notwithstanding the foregoing, the Conversion Price will not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount will be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate.  For the purposes of this Subsection 4(d)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options will be deemed to be outstanding.

(v)

Determination of Consideration.  For purposes of this subsection 4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common will be computed as follows:

(1)

Cash and Property.  Such consideration will:

(a)

insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

(b)

insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(c)

in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors.

(2)

Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to paragraph 4(d)(iii) will be determined by dividing  (x)  the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by   (y)  the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e)

Adjustments for Subdivisions or Combinations of Common Stock.  In the event the outstanding shares of Common Stock will be subdivided (by stock split, by payment of a stock

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dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision will, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding shares of Common Stock will be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination will, concurrently with the effectiveness of such combination, be proportionately increased.

(f)

Adjustments for Subdivisions or Combinations of Preferred Stock.  In the event the outstanding shares of Preferred Stock or a series of Preferred Stock will be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such subdivision will, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding shares of Preferred Stock or a series of Preferred Stock will be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such combination will, concurrently with the effectiveness of such combination, be proportionately increased.

(g)

Adjustments for Reclassification, Exchange and Substitution.  Subject to Section 3 above (“Liquidation Rights”), if the Common Stock issuable upon conversion of the Preferred Stock will be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Preferred Stock will have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(h)

Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation will, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(i)

Waiver of Adjustment of Conversion Price.  Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived by the consent or vote of the holders of the majority of the outstanding shares of such series either before or after the issuance causing the adjustment.  Any such waiver will bind all future holders of shares of such series of Preferred Stock.

(j)

Notices of Record Date.  In the event that this Corporation will propose at any time:

ARTICLES OF DOMESTICATION: Page 16 of 19

(i)

to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii)

to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iii)

to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to Section 3(d); then, in connection with each such event, this Corporation will send to the holders of the Preferred Stock prior written notice of the date on which a record will be taken for such Distribution (and specifying the date on which the holders of Common Stock will be entitled thereto and, if applicable, the amount and character of such Distribution ) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.  Such written notice will be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation and will be deemed given on the date such notice is mailed.  The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the consent or vote of the holders of a majority of the Preferred Stock, voting as a single class and on an as-converted basis.

(k)

Reservation of Stock Issuable Upon Conversion.  The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as will from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock will not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as will be sufficient for such purpose.

5.

Voting.

(a)

Restricted Class Voting.  Except as otherwise expressly provided herein, the articles of domestication, or as required by law, the holders of Preferred Stock and the holders of Common Stock will vote together and not as separate classes.

(b)

No Series Voting.  Other than as provided herein or required by law, there will be no series voting.

(c)

Preferred Stock.  Each holder of Preferred Stock will be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date.  The holders of shares of the Preferred Stock will be entitled to vote on all matters on which the Common Stock will be entitled to vote.  Holders of Preferred Stock will be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.  Fractional votes will not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), will be disregarded.

ARTICLES OF DOMESTICATION: Page 17 of 19

ARTICLE 3

PRE-EMPTIVE RIGHTS

Shareholders of this corporation shall have no pre-emptive rights to acquire additional shares or treasury shares issued by the corporation, or any securities convertible into, or carrying or evidencing any right or option to purchase any such shares.

ARTICLE 5

DIRECTOR LIABILITY

A director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for the liability of the director for: (i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director; (ii) conduct which violates provisions of the Wyoming Business  Corporation Act, pertaining to impermissible distributions to shareholders or loans to directors, or (iii) any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled. If the Wyoming Business Corporation Act (the "Act") is amended to authorize corporate action further eliminating or limiting the personal liability directors, then the liability of a director of  the corporation shall be eliminated or limited to the fullest extent  permitted by the Act, as so amended. Any repeal or modification of the forgoing paragraph by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE 6.

INDEMNIFICATION

The corporation shall indemnify its directors against all liability, damage, or expense resulting from the fact that such person  is or was a director, to the maximum extent and all circumstances permitted by law; except that the corporation shall not indemnify a director against liability,  damage, or expense resulting from the director's gross negligence.

ARTICLE 7

VOTING

The holders of any of the corporation's capital stock shall possess voting power for the election of directors and for all other purposes,  subject to such limitations as may be imposed by law and by any provision  of the Articles of Incorporation in the exercise of their voting power. Cumulative voting for the election of directors is hereby expressly prohibited. The holders of Common Stock shall be entitled to one vote for each share held. All of the Common Stock authorized shall have equal voting rights without restriction.

ARTICLE 8

AMENDMENTS TO ARTICLES OF INCORPORATION

This corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation in any manner now or hereafter permitted by statute. All rights of the shareholders of this corporation are subject to this reservation.

ARTICLES OF DOMESTICATION: Page 18 of 19

ARTICLE 9

SHAREHOLDER APPROVAL

The affirmative vote of a two-thirds of all of the votes entitled to be cast on the matter shall be sufficient, valid, and effective, after due consideration and reconsideration of such action by the  Board of Directors, as required by law, to approve and authorize the following acts of the corporation:

(a)   An amendment to these Articles of Incorporation, except as provided for herein;

(b) The merger of this corporation into another corporation or the merger of one or more corporations into this corporation;

(c)  The acquisition by another corporation of all of the outstanding shares of one or more classes or series of this corporation; or

(d)  The sale, lease, exchange, or other disposition by this corporation of all, or substantially all, of its property other than in the usual course of business.

ARTICLE 10

REGULATION OF INTERNAL AFFAIRS

The provisions for the regulation of the internal affairs of the corporation shall be set forth in the Bylaws.

ARTICLE 11

BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the Bylaws for this corporation, subject to the power of the shareholders to amend or repeal such Bylaws.

Signature:

Signature:     /s/ Virginia Walters

Date: January 12, 2015

Print name:  Virginia Walters

Title: Treasurer

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